SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant toss.240.14a-12

                         CBL & ASSOCIATES PROPERTIES, INC.
                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
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         and 0-11.
 1)      Title of each class of securities to which transaction applies:

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 3)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[  ]     Check box if any part of the fee is offset as provided by Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
 1) Amounts Previously Paid:

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 4) Date Filed:

                [Letterhead of CBL & Associates Properties, Inc.]
                              CBL Center, Suite 500
                          2030 Hamilton Place Boulevard
                           Chattanooga, TN 37421-6000





                               April 5, 2004



Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders which will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 10, 2004 at 4:00 p.m.(EDT).

     The Notice and Proxy Statement on the following pages contain details concerning the business to come before the meeting. Management will report on current operations and there will be an opportunity for discussion concerning the Company and its activities. Please sign and return your proxy card in the enclosed envelope to ensure that your shares will be represented and voted at the meeting even if you cannot attend. You are urged to sign and return the enclosed proxy card even if you plan to attend the meeting.

     I look forward to personally meeting all stockholders who are able to attend.

                               Sincerely,

                               /s/ Charles B. Lebovitz

                               Chairman of the Board and
                               Chief Executive Officer

                        CBL & ASSOCIATES PROPERTIES, INC.

                     NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  May 10, 2004





NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), will be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 10, 2004 at 4:00 p.m. (EDT) for the following purposes:

1. To re-elect two directors to serve for a term of three years and until their respective successors are elected and qualified;

2. To act upon a proposal to ratify the selection of Deloitte & Touche LLP as the independent public accountants for the Company's fiscal year ending December 31, 2004; and

3. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

     In accordance with the provisions of the Company's Bylaws, the Board of Directors has fixed the close of business on March 12, 2004, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting.

     Your attention is directed to the accompanying Proxy Statement.

     Whether or not you plan to attend the meeting, we urge you to sign, date and promptly return the enclosed Proxy in order to ensure representation of your shares. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Returning your Proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your Proxy is revocable at your option.


                         By Order of the Board of Directors

                         /s/ Stephen D. Lebovitz

                         President and Secretary


Chattanooga, Tennessee
April 5, 2004

                                  PROXY STATEMENT

                        CBL & ASSOCIATES PROPERTIES, INC.
                            2030 Hamilton Place Blvd.
                                    Suite 500
                                   CBL Center
                          Chattanooga, Tennessee 37421

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 10, 2004


                                  PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of CBL & Associates Properties, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Annual Meeting") of the Company to be held at The Chattanoogan, 1201 South Broad Street, Chattanooga, Tennessee, on Monday, May 10, 2004, at 4:00 p.m. (EDT) and at any and all postponements or adjournments thereof. Any proxy given may be revoked at any time before it is voted by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. All expenses of the solicitation of proxies for the Annual Meeting, including the cost of mailing, will be borne by the Company. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from stockholders by telephone, telegram or personal interview but will not receive additional compensation for such services. The Company also intends to request persons holding stock in their name or custody, or in the name of nominees, to send proxy materials to their principals and request authority for the execution of the proxies. The Company will reimburse such persons for the associated expense.

     The Company anticipates mailing proxy materials and the Annual Report for the Company's fiscal year ended December 31, 2003, on or about April 5, 2004 to stockholders of record as of March 12, 2004.


                             VOTING SECURITIES

Record Date and Shares Entitled to Vote

     Only stockholders of record at the close of business on March 12, 2004, are entitled to vote on the matters to be presented at the Annual Meeting. The number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), outstanding on such date and entitled to vote was 30,654,697 shares.

Quorum Requirements

     The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required for a quorum to transact business at the Annual Meeting with respect to those matters requiring approval by the holders of Common Stock, but if a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Votes Necessary to Approve the Proposals

     The affirmative vote of the holders of a plurality of the shares of the Common Stock present or represented at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of the independent public accountants. Each share of Common Stock is entitled to one vote with respect to those matters upon which such share is to be voted.

Voting Procedures

     A proxy card is being mailed to each holder of shares of the Company's Common Stock for voting with respect to each stockholder's shares of Common Stock. Stockholders holding shares of Common Stock should complete, sign and return to the Company the proxy card.

     Abstentions and broker non-votes (shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee does not have discretionary authority to vote on a particular proposal) will be counted as present at the Annual Meeting for the purpose of determining whether or not a quorum exists. Abstentions and broker non-votes will generally not be counted for any other purpose, except that abstentions with respect to any proposal, other than the election of directors, will be treated as negative votes.

     Unless contrary instructions are indicated on the accompanying proxy, the shares represented thereby will be voted in accordance with the recommendations of the Board of Directors.

ELECTION OF DIRECTORS

     The Board of Directors currently consists of nine members divided into three classes (having two, three and four members, respectively) serving staggered three-year terms. Under the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws"), a majority of the directors must be unaffiliated ("Independent Directors") with the Company and its predecessor entity, CBL & Associates, Inc. and its affiliates ("CBL's Predecessor"). Each year the term of office of one class of directors expires.

     Upon the recommendation of the Company's Nominating/Corporate Governance Committee, the Board of Directors intends to present for action at the Annual Meeting the re-election of Stephen D. Lebovitz and Winston W. Walker, whose present terms expire in 2004, to serve for a term of three years and until their successors are duly elected and shall qualify. Mr. Lebovitz is a Director, President and Secretary of the Company and Mr. Walker is one of the Company's Independent Directors and currently serves as the Chairman of the Company's Audit Committee.

     Unless authority to vote for such directors is withheld, the enclosed proxy will be voted for such persons, except that the persons designated as proxies reserve discretion to cast their votes for other persons in the unanticipated event that any of such nominees is unable or declines to serve.

                                    Nominees

     Set forth below is information with respect to the nominees for election:

Name                          Age        Current Position*
----------------------  ---------------- ---------------------------------

Stephen D. Lebovitz            43        Director, President and Secretary
Winston W. Walker              60        Director

--------------------

* The position shown represents the individual's position with the Company and with CBL & Associates Management, Inc., a Delaware corporation (the "Management Company"), through which the Company's property management and development activities are conducted.

     STEPHEN D. LEBOVITZ has served as President and Secretary of the Company since February 1999 and as a Director of the Company since the completion of its initial public offering in November 1993. Since joining CBL's Predecessor in 1988, Mr. Lebovitz has also served as Executive Vice President - Development/Acquisitions, Executive Vice President - Development, Senior Vice President - New England Office and as Senior Vice President - Community Center Development and Treasurer of the Company. Before joining CBL's Predecessor, Mr. Lebovitz was affiliated with Goldman, Sachs & Co. from 1984 to 1986. He is President of the Boston Jewish Family and Children's Service, a member of the Board of Directors of the Combined Jewish Philanthropic, Boston, Massachusetts and a member of the Board of Directors of the Children's Hospital Trust, Boston, Massachusetts. He is a Trustee and Divisional Vice President of the International Council of Shopping Centers ("ICSC"). Stephen D. Lebovitz is a son of Charles B. Lebovitz and a brother of Michael I. Lebovitz.

     WINSTON W. WALKER has served as a Director of the Company since the completion of its initial public offering. He is a member of the Compensation and Nominating/Corporate Governance Committees of the Board of Directors and is Chairman of the Company's Audit Committee. Mr. Walker served as President and Chief Executive Officer of Provident Life and Accident Insurance Company of America ("Provident") from 1987 until October 1, 1993, and served in various other capacities with Provident from 1974 to 1987. Mr. Walker is a Director of Olan Mills, Inc. of Chattanooga, Tennessee.


                        THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE "FOR" THE ELECTION OF THE
                            TWO DIRECTORS NAMED ABOVE

Directors and Executive Officers

     Set forth below is information with respect to the directors and executive officers of the Company (other than Stephen D. Lebovitz and Winston W. Walker):

                                        Term
Name                                 Expires (1)       Age      Current Position(2)
-----------------------------------  -----------       ---      ---------------------------------------------------
Charles B. Lebovitz                     2005           67       Chairman of the Board of Directors and Chief
                                                                Executive Officer

John N. Foy                             2006           60       Vice Chairman of the Board of Directors, Chief
                                                                Financial Officer and Treasurer

Claude M. Ballard                       2005           74       Director

Gary L. Bryenton                        2005           64       Director

Martin J. Cleary                        2006           68       Director

Leo Fields                              2005           75       Director

William J. Poorvu                       2006           68       Director

Ben S. Landress                          --            76       Executive Vice President - Management

Ronald L. Fullam                         --            61       Senior Vice President - Development

Ronald S. Gimple                         --            64       Senior Vice President and General Counsel

Michael I. Lebovitz                      --            40       Senior Vice President - Mall Projects

Charles H. (Chuck) May, II               --            60       Senior Vice President - Development

Farzana K. Mitchell                      --            52       Senior Vice President - Finance

Jerry L. Sink                            --            53       Senior Vice President - Mall Management

Eric P. Snyder                           --            54       Senior Vice President and Director of Corporate
                                                                Leasing

Augustus N. Stephas                      --            61       Senior Vice President - Accounting and Controller

R. Stephen Tingle                        --            58       Senior Vice President - Community Center
                                                                Development

Charles W.A. Willett, Jr.                --            54       Senior Vice President - Real Estate Finance

------------------

(1) Indicates expiration of term as a director.
(2) The position shown represents the individual's position with the Company and with the Management Company.

     CHARLES B. LEBOVITZ has served as Chairman of the Board and Chief Executive Officer of the Company since the completion of its initial public offering and is Chairman of the Executive Committee of the Board of Directors. Mr. Lebovitz also served as President of the Company until February 1999. Prior to the Company's formation, he served in a similar capacity with CBL's Predecessor. Mr. Lebovitz has been involved in shopping center development since 1961 when he joined his family's development business. In 1970, he became affiliated with Arlen Realty & Development Corp. ("Arlen") where he served as President of Arlen's shopping center division, and, in 1978, he founded CBL's Predecessor together with his associates (the "Associates"), including John N. Foy and Ben
S. Landress. Mr. Lebovitz is an Advisory Director of First Tennessee Bank, N.A., Chattanooga, Tennessee and a National Vice Chairman of the United Jewish Appeal. Mr. Lebovitz has previously served as a Trustee, Vice President (Southern Division) and Chairman of the ICSC.

     JOHN N. FOY has served as Vice Chairman of the Board of Directors and Treasurer of the Company since February 1999 and as a Director and Chief
Financial Officer of the Company since the completion of its initial public offering in 1993. Until February 1999, he served as Executive Vice President - Finance and Secretary of the Company. Mr. Foy is a member of the Executive Committee of the Board of Directors. Prior to the Company's formation, he served in similar executive capacities with CBL's Predecessor. Mr. Foy has been involved in the shopping center industry since 1968 when he joined the Lebovitz family's shopping center development business. In 1970, he became affiliated with the shopping center division of Arlen, and, in 1978, joined Charles B. Lebovitz as an Associate in establishing CBL's Predecessor. Mr. Foy served as Chairman of the Board of First Fidelity Savings Bank in Crossville, Tennessee from December 1985 until April 1994. Mr. Foy currently serves as a member of the Advisory Board of AmSouth Bank of Chattanooga, Tennessee and as a Director of Chattanooga Neighborhood Enterprise, a non-profit organization based in Chattanooga, Tennessee. Mr. Foy is also a member of the Board of Governors of the National Association of Real Estate Investment Trusts (NAREIT).

     CLAUDE M. BALLARD, CRE, M.A.I. has served as a Director of the Company since the completion of its initial public offering and is Chairman of the Compensation Committee and a member of the Audit and Nominating/Corporate Governance Committees of the Board of Directors. Mr. Ballard has served as a general partner, limited partner and senior consultant of Goldman Sachs & Co. and as a Senior Vice President in the real estate division of the Prudential Insurance Company of America. He is currently a Director of Quapaw Council, Boy Scouts of America, Horizon Hotel Corp. and Research Solutions, Inc. Mr. Ballard is a member of the Board of Directors of St. Vincent's Infirmary, Little Rock, Arkansas.

     GARY L. BRYENTON joined the Company as a Director on January 31, 2001, in accordance with the terms of the Company's acquisition of a portfolio of properties from Jacobs Realty Investors Limited Partnership, a Delaware limited partnership ("JRI") and certain of its affiliates and partners (collectively referred to herein as the "Jacobs Group" and the acquisition is referred to herein as the "Jacobs Acquisition"). Mr. Bryenton is a member of the Company's Audit and Nominating/Corporate Governance Committees. Mr. Bryenton is a Senior Partner of the law firm of Baker & Hostetler LLP and has formerly served as the firm's Executive Partner and Chief Operating Officer. He currently serves as Chairman of the Board of Trustees of Heidelberg College and is a member of the Board of Trustees of the Cleveland Orchestra and the Rock and Roll Hall of Fame and Museum.

     MARTIN J. CLEARY joined the Company as Director on January 31, 2001, in accordance with the terms of the Jacobs Acquisition. Mr. Cleary is a member of the Company's Compensation Committee. Mr. Cleary is the former President and Chief Operating Officer of The Richard E. Jacobs Group, Inc. He is currently a Director and member of the Human Resources Committee of Guardian Life Insurance Company and a Director and member of the Audit Committee of the Lamson & Sessions Company. Mr. Cleary is also an ex-officio Trustee and former Chairman of the ICSC.

     LEO FIELDS has served as a Director of the Company since the completion of its initial public offering and is a member of the Executive Committee of the Board of Directors. Mr. Fields is Co-Chairman of Weisberg & Fields, Inc., an investment advisory firm he started in 1991. From 1984 through 1991, Mr. Fields directed Leo Fields Interests, a private investment firm. He was affiliated with Zale Corporation from 1947 until his retirement in 1984, serving, from 1981 to 1984, as Vice Chairman and a member of Zale's Executive Committee. He is a Trustee of the Dallas Home for the Jewish Aged Endowment Foundation and serves on the Executive Committee of Legacy Senior Communities, Inc. Mr. Fields is also a Director of the M. B. and Edna Zale Foundation.

     WILLIAM J. POORVU has served as a Director of the Company since the completion of the Company's initial public offering. He is Chairman of the Company's Nominating/Corporate Governance Committee and a member of the Compensation and Audit Committees of the Board of Directors. Mr. Poorvu was a professor at Harvard Business School specializing in real estate courses from 1981 to mid-2002 and is currently Professor Emeritus at the school. Mr. Poorvu is also managing partner in several private real estate companies and has authored a number of books on real estate subjects. He is Co-Chairman of the Board of Advisors of Baupost Group, L.L.C. and a Trustee/Director and Chairman of the Audit Committee of certain mutual funds (six of which are publicly traded) in the MFS Family of Funds. Mr. Poorvu serves as a Life Trustee for the Boston Symphony Orchestra, as Trustee and Treasurer for the Gardner Museum in Boston, Massachusetts, and as Trustee and Vice-Chairman of the National Public Radio Foundation.

     BEN S. LANDRESS serves as Executive Vice President - Management of the Company. He has held that position since January 1997. Prior to that time, Mr.
Landress served as Senior Vice President - Management and prior thereto, he served in a similar capacity with CBL's Predecessor. Mr. Landress directs the day-to-day management of the Company's properties and is responsible for general corporate administration. Mr. Landress has been involved in the shopping center business since 1961 when he joined the Lebovitz family's development business. In 1970, he became affiliated with Arlen's shopping center division, and, in 1978, joined Mr. Lebovitz as an Associate in establishing CBL's Predecessor.

     RONALD L. FULLAM serves as Senior Vice President - Development of the Company. He has held that position since January 1997. Prior to that time, Mr. Fullam served as Vice President - Development of the Company. Mr. Fullam joined Arlen's shopping center development division as a project manager in August 1977 and CBL's Predecessor as a Vice President upon its formation in 1978.

     RONALD S. GIMPLE serves as Senior Vice President and General Counsel of the Company. He has held these positions since January 1997. Mr. Gimple joined the Company in 1994 as Vice President - Development. Prior to joining the Company, Mr. Gimple served as a Vice President of The Edward J. DeBartolo Corporation, from 1987 to 1994, and, prior to 1987, he served as General Counsel of Petrie Store Corporation, Vice President and Real Estate Counsel of BATUS Retail Group and Vice President and General Counsel of General Growth Company.

     MICHAEL I. LEBOVITZ serves as Senior Vice President - Mall Projects of the Company. He has held that position since January 1997. Prior to that time, Mr. Lebovitz served as Vice President - Development and as a project manager for the Company. Mr. Lebovitz joined CBL's Predecessor in 1988 as a project manager for CoolSprings Galleria in Nashville, Tennessee, and was promoted to Vice President in 1993. Prior to joining CBL's Predecessor, he was affiliated with Goldman, Sachs & Co. from 1986 to 1988. He is the immediate past President of the Jewish Community Federation of Greater Chattanooga, serves as Campaign FRD Pillar Chair and a Board Member of United Jewish Communities and is a Board Member of the Chattanooga United Way. Michael I. Lebovitz is a son of Charles B. Lebovitz and a brother of Stephen D. Lebovitz.

     CHARLES H. (CHUCK) MAY, II serves as a Senior Vice President - Development of the Company. Mr. May joined the Company in June 2003. Prior to joining the Company, he served as Vice President - Real Estate (2002 - 2003) and Senior Director - Real Estate (1994 - 2002), for Sears Roebuck & Co. Prior to 1994, Mr. May served in various capacities, including Vice President, Secretary and General Counsel and Senior Vice President - Development, with Homart Development and served as Vice President of Coldwell Banker Commercial Real Estate Group. Mr. May is a member of the ICSC and the Urban Land Institute.

     FARZANA K. MITCHELL serves as Senior Vice President - Finance of the Company. She has held that position since September 2000. Prior to joining the Company, Ms. Mitchell was an officer of Lend Lease Real Estate Investments in Atlanta, Georgia (the successor of Equitable Real Estate Investment Management, Inc. ("Equitable")). During her service with Equitable, she held various positions from 1982 to 2000 and she served as Deputy Portfolio Manager for the Equitable's portfolio of real estate mortgages from 1995 to 2000. From 1976 to 1982, Ms. Mitchell served as Assistant Treasurer of IRT Property Company, a real estate investment trust. Ms. Mitchell is a certified public accountant, licensed in the state of Georgia.

     JERRY L. SINK serves as Senior Vice President - Mall Management for the Company. He has held that position since February 1998. Prior to that time, Mr. Sink served as Vice President - Mall Management. Mr. Sink has served as Vice President of Retail Asset Management for Equitable Real Estate, Chicago,
Illinois, from January 1988 to June 1993 and, prior to June 1988, he was affiliated with General Growth Companies, Inc. as Vice President of Management. Mr. Sink holds the designation of Senior Certified Shopping Center Manager ("SCSM") as recognized by the ICSC.

     ERIC P. SNYDER serves as Senior Vice President and Director of Corporate Leasing for the Company. He has held these positions since January 1997. Mr. Snyder joined CBL's Predecessor as a project manager in 1978 and was promoted to Vice President in 1984 and to Vice President and Director of Corporate Leasing in 1992. From 1974 to 1978, Mr. Snyder was a leasing agent and project manager for Arlen's shopping centers.

     AUGUSTUS N. STEPHAS serves as Senior Vice President - Accounting and Controller for the Company. He has held these positions since January 1997. Mr. Stephas joined CBL's Predecessor in July 1978 as Controller and was promoted to Vice President in 1984. From 1970 to 1978, Mr. Stephas was affiliated with the shopping center division of Arlen, first as accountant and later as assistant controller.

     R. STEPHEN TINGLE serves as Senior Vice President - Community Center Development for the Company. He has held that position since January 2000. Prior to that time, Mr. Tingle served as Vice President and Director of Community Center Development - Chattanooga Office. Mr. Tingle joined CBL's Predecessor in 1986 as a project manager for community and neighborhood shopping centers and was promoted to Vice President of Development in 1988. From 1978 to 1986, Mr. Tingle engaged in the practice of law.

     CHARLES W.A. WILLETT, JR. serves as Senior Vice President - Real Estate Finance for the Company. He has held that position since January 2002. Mr. Willett was promoted to Vice President - Real Estate Finance in 1996 and held that position until his promotion to Senior Vice President as stated above. Prior to 1996, Mr. Willett participated in the Company's finance department and he served in a similar capacity with CBL's Predecessor prior to 1993. Mr. Willett joined CBL's Predecessor in 1978 and prior thereto, he was affiliated with Arlen in its finance and accounting departments.


Operation of the Company's Business

     The Company operates through its two wholly-owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation ("CBL Holdings I"), and CBL Holdings II, Inc., a Delaware corporation ("CBL Holdings II"). Through the referenced subsidiaries, the Company currently holds a 1.68% sole general partner interest and a 53.25% limited partner interest in CBL & Associates Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). See "Certain Relationships and Related Transactions - Operating Partnership Agreement; CBL Rights". The Company conducts substantially all of its business through the Operating Partnership.

Certain Terms of Jacobs Acquisition

     In connection with the Jacobs Acquisition, the Company agreed to expand its Board of Directors from seven to nine members and to nominate two designees of JRI as members of the Board. Martin J. Cleary and Gary L. Bryenton were appointed to the Board as these initial designees. JRI will continue to be entitled to nominate two Board members until JRI, together with Richard E. Jacobs and certain members of his family and certain trusts for the benefit of the families of Richard E. Jacobs and David H. Jacobs (collectively, the "Jacobs Persons"), as a group, beneficially own fewer than 6.78 million special common units in the Operating Partnership ("SCUs") and shares of Common Stock, following which JRI will be entitled to nominate only one Board member. JRI will no longer be entitled to nominate any Board members if the Jacobs Persons, as a group, beneficially own fewer than 3.34 million SCUs and shares of Common Stock. CBL's Predecessor and certain of the Company's executive officers have agreed to vote their shares in favor of JRI's designees until the twelfth anniversary of the Jacobs Acquisition. The Jacobs Persons, together with Martin J. Cleary, have agreed to a 12-year standstill period during which they will not seek to acquire control of the Company and will not participate in a group which seeks to acquire such control. The Jacobs Persons, together with Martin J. Cleary, also agreed until the twelfth anniversary of the Jacobs Acquisition to vote their shares in favor of the election of the Board's nominees to the Board of Directors who are running unopposed and uncontested.

Corporate Governance Matters

     Overview. The Board of Directors has adopted guidelines on corporate governance (including director independence criteria), committee charters, and a code of business conduct and ethics setting forth the Company's corporate governance principles and practices. These documents can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com or by directing a written request for copies to the Company at CBL & Associates Properties, Inc., CBL Center, Suite 500, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee 37421-6000, Attention: Director of Investor Relations.

     Director Independence. The Board has adopted a set of director independence standards ("Director Independence Standards") for evaluating the independence of each of the Directors in accordance with the requirements of the Securities and Exchange Commission ("SEC") and of the recently adopted New York Stock Exchange ("NYSE") governance standards. In March 2004, the Board undertook its annual review of Director independence pursuant to NYSE Rule 303A.02(a) and pursuant to the Company's Director Independence Standards. During this process, the Board reviewed whether any Director has any material relationship with the Company (either directly or as a partner, member, shareholder or officer of an organization that has a relationship with the Company) which could (directly or indirectly) materially impact the ability of such director or nominee to exert his independent judgment and analysis as a member of the Board. As a result of this review, the Board affirmatively determined that six of the Company's nine Directors were independent under the standards of the SEC and NYSE and as set forth in the Company's Director Independence Standards. Messrs. Charles B. Lebovitz, Stephen D. Lebovitz, and John N. Foy, who are executive officers of the Company and employees of the Management Company, were not deemed independent. The full text of the Director Independence Standards is included as an exhibit to the Company's guidelines on corporate governance, which can be found in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com. A copy may also be obtained upon request from the Company's Director of Investor Relations at the address provided above.

     Executive Sessions for Independent Directors. In accordance with the NYSE Rule 303A.03, the Independent Directors of the Company will meet from time to time in scheduled executive sessions without management participation. The Board of Directors has not designated any single presiding director for these executive sessions. The Independent Directors met in four executive sessions during 2003.

     Communicating with the Board of Directors. The Company provides a process for stockholders to send communications to the Board or any of the Directors. Stockholders may send written communication to the Board or any of the Directors c/o the Corporate Secretary, CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000. All communications will be compiled by the Company's Corporate Secretary and submitted to the Board or the individual Directors(s) to whom such communication is addressed. It is the Company's policy that all Directors attend the Annual Meeting unless they are prevented from attending due to scheduling conflicts or important personal or business reasons; provided, however, it is the Company's policy that a majority of the Directors (including a majority of the Company's Independent Directors) attend each Annual Meeting. All of the Company's Directors attended the 2003 Annual Meeting of Stockholders.

     Code of Business Conduct and Ethics. The Board has adopted an Amended and Restated Code of Business Conduct and Ethics (the "Code of Business Conduct") that applies to all Directors, officers and employees, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct is available in the "Investor Relations - Corporate Governance" section of the Company's website at
www.cblproperties.com, or by written request to the Company's Director of Investor Relations at the address provided above. The purpose of the Code of Business Conduct is to provide a codification of standards that is reasonably designed to deter wrongdoing and to promote accountability for and adherence to the standards of the Code, including honest and ethical conduct; the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in the Company's filings with the SEC and in other public communications by the Company; and compliance with all applicable rules and regulations that apply to the Company and to its Directors, officers and employees.

Board of Directors' Meetings and Committees

     The Board of Directors has established standing Executive, Audit, Compensation and Nominating/ Corporate Governance Committees. The Board of Directors met ten times and took action by written consent two times during 2003. Each director attended more than 75% of the aggregate of (i) the total number of Board meetings and (ii) meetings of Board committees on which the director served at the time during 2003.

     Executive Committee. The Executive Committee is comprised of Charles B. Lebovitz (Chairman), John N. Foy and Leo Fields. The Executive Committee may exercise all the powers and authority of the Board of Directors of the Company in the management of the business and affairs of the Company as permitted by law; provided, however, unless specifically authorized by the Board of Directors, the Executive Committee may not exercise the power and authority of the Board of Directors with respect to (i) the declaration of dividends, (ii) issuance of stock, (iii) amendment to the Company's Certificate of Incorporation or Bylaws, (iv) filling vacancies on the Board of Directors, (v) approval of borrowings in excess of $40 million per transaction or series of related transactions, (vi) hiring executive officers, (vii) approval of acquisitions or dispositions of property or assets in excess of $40 million per transaction and
(viii) certain transactions between the Company and its directors and officers and certain sales of real estate and reductions of debt that produce disproportionate tax allocations to CBL's Predecessor pursuant to the Company's Bylaws. The Executive Committee met four times and took action by unanimous written consent two times during 2003.

     Audit Committee. The Audit Committee is comprised of Winston W. Walker (Chairman), Claude M. Ballard, William J. Poorvu and Gary L. Bryenton, all of whom are Independent Directors pursuant to the independence requirements of Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable. The Company does not have any set policy in regard to the number of audit committees on which its Audit Committee members may serve. The Board of Directors has determined that Mr. Poorvu's service as Chairman of the audit committees for certain mutual funds in the MFS Family of Funds does not impair his ability to serve on the Company's Audit Committee due to the substantial overlap in the functions and responsibilities of the audit committees for each of such funds. The Audit Committee operates pursuant to a written amended and restated charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is attached as Annex 1 to this proxy statement and also is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com. The Audit Committee is responsible for the engagement of independent public accountants and the plans and results of the audit engagement. The Audit Committee approves audit and non-audit services provided by the independent public accountants and the fees therefore and reviews the adequacy of the Company's internal accounting controls as well as the Company's accounting policies and results. The Audit Committee met six times during 2003.

     Compensation  Committee.  The Compensation Committee is comprised of Claude
M. Ballard (Chairman), William J. Poorvu, Winston W. Walker and Martin J. Cleary, all of whom are Independent Directors. The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com. The Compensation Committee reviews and approves compensation programs generally and, specifically, salaries, bonuses, stock awards and stock options for officers of the Company of the level of vice president or higher. The Compensation Committee administers the Amended and Restated CBL & Associates Properties, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). The Compensation Committee met three times during 2003.

     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee is comprised of William J. Poorvu (Chairman), Claude M. Ballard, Gary L. Bryenton and Winston W. Walker, all of whom are Independent Directors. The Nominating/Corporate Governance Committee operates pursuant to a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com. The Nominating/Corporate Governance Committee reviews and makes recommendations to the Board of Directors regarding various aspects of the Board of Directors' and the Company's governance processes and procedures. The Nominating/Corporate Governance Committee also recommends candidates for election to fill vacancies on the Board, including consideration of the renominations of members whose terms are due to expire. The Nominating/Corporate Governance Committee requires a majority of the Company's directors to be "independent," in accordance with applicable requirements of the Company's Certificate of Incorporation and Bylaws as well as rules of the SEC and NYSE (including certain additional independence requirements for Audit Committee members). A set of uniform Independence
Standards, which was used in making all such Independent Director determinations, is included in the Company's Corporate Governance Guildelines, a copy of which is available on the Company's website at www.cblproperties.com. In addition, the Nominating/Corporate Governance Committee considers the breadth of a candidate's business and professional skills and experiences, diversity of background, reputation for personal integrity, and ability to devote sufficient time to Board service, as well as the Company's needs for particular skills, insight and/or talents on the Board of Directors. For incumbent directors whose terms of office are set to expire, the Nominating/Corporate Governance Committee reviews such directors' overall service during their term, including the number of meetings attended, level of participation and quality of performance. With respect to the Board seats presently held by Mr. Cleary and Mr. Bryenton, the Nominating/Corporate Governance Committee also considers the Company's contractual commitments to board representation in connection with the terms of the Jacobs Acquisition.

     The Nominating/Corporate Governance Committee will consider candidates for Board of Directors' seats proposed by stockholders. Any such proposals should be made in writing to CBL & Associates Properties, Inc., 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee, 37421-6000, Attention: Corporate Secretary, and must be received no later than December 6, 2004, in order to be considered for the company's 2005 Annual Meeting. In order to be considered by the Nominating/Corporate Governance Committee, any candidate proposed by stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates. The Nominating/Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates on the criteria set forth above based on whether or not the candidate was recommended by a stockholder. The Nominating/Corporate Governance Committee met two times in 2003.

Compensation of Directors

     During 2003, each Director not employed by the Company (a "Non-Employee Director") received from the Company an annual fee of $25,000. In addition to the annual fee, each Non-Employee Director received a meeting fee of $1,500 for each Board, Compensation Committee and Nominating/Corporate Governance Committee meeting attended and $500 for each telephonic Board meeting attended and reimbursement of expenses incurred in attending meetings. In addition, but with the exception of the Non-Employee Director who was Chairman of the Audit Committee, each Non-Employee Director received from the Company a fee of $1,500 for each Audit Committee meeting attended. Each Non-Employee Director serving as a member of the Executive Committee and the Non-Employee Director serving as Chairman of the Audit Committee received from the Company a monthly fee of $750 in lieu of meeting fees for their participation on the Executive and Audit Committees in 2003.

     Each fiscal year of the Company, Non-Employee Directors receive either an annual grant of options to purchase 500 shares of Common Stock having an exercise price equal to 100% of the fair market value of the shares of Common Stock on December 31 of such fiscal year or 100 shares of restricted Common Stock of the Company. For 2003, each Non-Employee Director received 100 shares of restricted Common Stock of the Company with a value (on the date of grant, January 2, 2004) of $56.325 per share, the average of the high and low trading prices of the Company's Common Stock as reported on the NYSE on January 2, 2004. The restrictions on shares of Common Stock received by the Non-Employee Directors are set forth in the Stock Incentive Plan and provide that such shares may not be transferred during the Non-Employee Director's term and for one year thereafter. Each holder of a Non-Employee Director option granted pursuant to the above-stated arrangement has the same rights as other holders of options in the event of a change in control. Options granted to the Non-Employee Directors
(i) shall have a term of 10 years from date of grant, (ii) are 100% vested upon grant, (iii) are non-forfeitable prior to the expiration of the term except upon the Non-Employee Director's conviction for any criminal activity involving the Company or, if non-exercised, within one year following the date the Non-Employee Director ceases to be a director of the Company, and (iv) are non-transferable.

     In addition, any person who becomes a Non-Employee Director will receive an initial grant of 500 shares of restricted Common Stock upon joining the Board of Directors.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                                OWNERS AND MANAGEMENT

     The following table sets forth information available to the Company as of March 12, 2004, with respect to the ownership of Common Stock by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director of the Company, (iii) each named executive officer of the Company, as defined below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Except as otherwise indicated, the address of each person is the Company's address.

                                                                     Number of         Rule 13d-3      Fully-Diluted
                                                                     Shares(1)       Percentage(1)     Percentage(2)
                                                                    -----------      --------------    --------------
Cohen & Steers Capital Management, Inc.(3)....................        2,059,288           6.72%             3.69%
757 Third Avenue
New York, New York 10017-2013

FMR Corporation (4) ..........................................        2,320,806           7.57%             4.16%
82 Devonshire St.
Boston, Massachusetts  02109

Jacobs Realty Investors Limited Partnership, and affiliates(5)       11,953,903          28.06%           17.64%*
25425 Center Ridge Road
Cleveland, OH 44145-4122

CBL & Associates, Inc.("CBL's Predecessor")(6)................        8,828,028          23.30%            14.00%

Charles B. Lebovitz(7)........................................        9,812,750          25.27%            15.38%

John N. Foy(8)................................................          540,783           1.75%              *

Stephen D. Lebovitz(9)........................................          514,724           1.66%              *

Eric P. Snyder(10)............................................          172,372            *                 *

Augustus N. Stephas(11).......................................           85,547            *                 *

Martin J. Cleary (12).........................................          222,176            *                 *
619 Ocean Avenue
Sea Girt, New Jersey 08750

Leo Fields(13)................................................           65,400            *                 *
c/o Weisberg & Fields, Inc.
8750 North Central Expressway
Suite 1010
Dallas, Texas 75231-6409

Claude M. Ballard(14).........................................           56,200            *                 *
1421 N. University
Little Rock, Arkansas 72207

Winston W. Walker(15).........................................           48,100            *                 *
13450 N. Kachina Drive
Tucson, Arizona 85737

William J. Poorvu(16).........................................           25,544            *                 *
c/o Investment Resource Group
44 Brattle Street
Cambridge, Massachusetts 02138

Gary L. Bryenton(17)..........................................            2,200            *                 *
Baker & Hostetler LLP
3200 National City Center
1900 East 9th Street
Cleveland, Ohio 44114-3485

All executive officers and directors as a group (20 persons)..       12,249,669          30.37%           18.71%

* Less than 1%

                                       12

(1) The Company conducts all of its business activities through Operating Partnership. Pursuant to the second amended and restated partnership agreement of the Operating Partnership and all subsequent amendments thereto (collectively, the "Operating Partnership Agreement"), each of the partners of the Operating Partnership, which include, among others, CBL's Predecessor, certain of the executive officers named in this Proxy Statement and the holders of SCUs, and subject to the terms of SCUs as outlined below, has the right ("CBL Rights") to exchange all or a portion of its common partnership units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. Pursuant to the Jacobs Acquisition, on January 31, 2001 and in March, 2002, the Operating Partnership issued to the Jacobs Group and certain third parties 12,358,187 SCUs and 499,730 SCUs, respectively, of the Operating Partnership. SCUs may, at any time after the earlier of (i) January 31, 2004, or (ii) the death of the beneficial owner of the SCUs (the "Exchange Date"), be exchanged for cash, shares of the Company's Common Stock (on a one-for-one basis) or any combination of cash or shares of Common Stock, at the Company's election. Under the terms of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shares of Common Stock that may be acquired within 60 days are deemed outstanding for purposes of computing the percentage of Common Stock owned by a stockholder. Therefore, for purposes of Rule 13d-3 of the Exchange Act, percentage ownership of the Common Stock is computed based on the sum of
     (i) 30,654,697 shares of Common Stock actually outstanding as of March 12, 2004, (ii) as described in the accompanying notes, each individual's share of 25,145,771 shares of Common Stock that may be acquired upon exercise of CBL Rights by the individual or entity whose percentage of share ownership is being computed (but not taking account of the exercise of CBL Rights by any other person or entity) and (iii) as described in the accompanying notes, each individual's share of 1,425,978 shares of Common Stock that may be acquired within 60 days of March 12, 2004 upon the exercise of outstanding options by the individual or entity whose percentage of share ownership is being computed (but not taking into account the exercise of such outstanding options by any other person). Amounts shown were determined without regard to applicable Ownership Limits.

(2) The Fully-Diluted Percentage calculation is based on (i) 30,654,697 shares of Common Stock outstanding and (ii) assumes the full exercise of all CBL Rights for shares of Common Stock by all holders of common units of the Operating Partnership as well as the exchange of all SCUs for shares of Common Stock (in each case, without regard to applicable Ownership Limits), for an aggregate of 55,800,468 shares of Common Stock. The Fully-Diluted Percentage calculation does not include 1,875,778 shares of Common Stock subject to outstanding stock options other than, with respect to each person whose fully-diluted percentage is being computed, shares which may be acquired within 60 days of March 12, 2004 upon the exercise of outstanding options.

(3) In a Schedule 13G/A filed on February 17, 2004 by Cohen & Steers Capital Management, Inc. ("Cohen & Steers"), Cohen & Steers reported that as of December 31, 2003, it beneficially owned 2,059,288 shares of Common Stock, or 6.72% of the total shares outstanding as of March 12, 2004. Cohen & Steers reported that it possesses sole voting power with respect to 1,757,188 shares of Common Stock and sole dispositive power with respect to 2,059,288 shares of Common Stock.

(4) In a Schedule 13G/A filed on February 17, 2004 by FMR Corporation ("FMR"), FMR reported that as of December 31, 2003, it beneficially owned 2,320,806 shares of Common Stock, or 7.57% of the total shares outstanding as of March 12, 2004. FMR reported that it possesses sole voting power with respect to 413,383 shares of Common Stock and sole dispositive power with respect to 2,320,806 shares of Common Stock.

(5) Includes 11,953,903 shares of Common Stock that may be acquired by the Jacobs Group on exercise of CBL Rights with respect to SCUs owned by the Jacobs Group. The Jacobs Group received the above-referenced SCUs as part of the Jacobs Acquisition. See "Election of Directors - Certain Terms of Jacobs Acquisition" and see Footnote #1 above.

                                       13

(6) Includes (i) 1,492,839 shares of Common Stock owned directly, (ii) 7,237,823 shares of Common Stock that may be acquired upon the exercise of CBL Rights and (iii) 97,366 shares of Common Stock that may be acquired by four entities controlled by CBL's Predecessor (CBL Employees Partnership/Conway, Foothills Plaza Partnership, Girvin Road Partnership and Warehouse Partnership) upon the exercise of CBL Rights.

(7) Includes (i) 125,477 shares of Common Stock owned directly, (ii) 3,778 shares owned by Mr. Lebovitz' wife, 13,777 shares held in trusts for the benefit of his grandchildren (of which Mr. Lebovitz disclaims beneficial ownership) and 50,800 shares that may be acquired upon the exercise of CBL Rights by interests held in a trust for the benefit of Mr. Lebovitz, (iii) 352,903 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights, (iv) 209,800 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2004, (v) 8,828,028 shares of Common Stock beneficially owned by CBL's Predecessor, which Mr. Lebovitz may be deemed to beneficially own by virtue of his control of CBL's Predecessor, and (vi) 228,194 shares of Common Stock that may be acquired by College Station Associates, an entity controlled by Mr. Lebovitz, upon the exercise of CBL Rights.

(8) Includes (i) 205,742 shares of Common Stock owned directly, (ii) 189,241 shares of Common Stock that may be acquired by Mr. Foy upon the exercise of CBL Rights and (iii) 145,800 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2004. Totals do not include 13,320 shares of Common Stock previously transferred by Mr. Foy to a partnership consisting of Mr. Foy's two sisters, with respect to which Mr. Foy disclaims any beneficial ownership in such shares and in such partnership.

(9) Includes (i) 125,988 shares owned directly, (ii) 238,936 shares of Common Stock that may be acquired by Mr. Lebovitz upon the exercise of CBL Rights and (iii) 149,800 shares of Common Stock subject to options granted under the Stock Incentive Plan which are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2004.

(10) Includes (i) 109,400 shares of Common Stock owned directly, (ii) 6,283 shares of Common Stock owned by Mr. Snyder's wife and 1,050 shares of Common Stock owned by Mr. Snyder's children, (iii) 48,439 shares of Common Stock that may be acquired by Mr. Snyder upon the exercise of CBL Rights and (iv) 7,200 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2004. Does not include 72,250 shares of Common Stock that Mr. Snyder is entitled to receive upon the termination of his employment with the Company under certain circumstances pursuant to a non-qualified deferred compensation arrangement between Mr. Snyder and the Company.

(11) Includes (i) 5,677 shares of Common Stock owned directly, (ii) 27,670 shares of Common Stock that may be acquired by Mr. Stephas upon the exercise of CBL Rights and (iii) 52,200 shares of Common Stock subject to options granted under the Stock Incentive Plan that are currently exercisable or that become exercisable with respect to such shares within sixty days of March 12, 2004.

(12) Includes (i) 220,576 shares of Common Stock that may be acquired by Mr. Cleary upon the exercise of CBL Rights with respect to SCUs indirectly owned by Mr. Cleary; (ii) 1,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Cleary under the Stock Incentive Plan and (iii) 500 and 100 shares of restricted Common Stock granted to Mr. Cleary in February, 2001 on his entry to the Company's Board and on January 2, 2004, respectively, under the Stock Incentive Plan.

(13) Includes (i) 24,000 shares of Common Stock owned by a family limited partnership created by Mr. Fields and his wife and in which Mr. Fields serves as a general partner and which sum includes 500 shares of Common Stock granted to Mr. Fields in November, 1993 on his entry to the Company's Board under the Stock Incentive Plan that Mr. Fields subsequently transferred to his family limited partnership, (ii) 40,300 shares of Common Stock held by members of Mr. Fields' family, with respect to which Mr. Fields acts as investment adviser and of which Mr. Fields disclaims beneficial ownership, (iii) 1,000 shares of Common Stock owned by Mr. Fields' individual retirement account and (iv) 100 shares of restricted Common Stock granted to Mr. Fields on January 2, 2004 under the Stock Incentive Plan.

                                       14

(14) Includes (i) 29,000 shares of Common Stock owned directly, (ii) 11,500 shares of Common Stock owned by a family limited partnership created by Mr. Ballard and his wife and in which Mr. Ballard serves as a general partner and which sum includes 500 shares of restricted Common Stock granted to Mr. Ballard in November, 1993 on his entry to the Company's Board under the Stock Incentive Plan that Mr. Ballard subsequently transferred to his family limited partnership, (iii) 12,100 shares of Common Stock owned by the Ballard Family Foundation of which Mr. Ballard disclaims beneficial ownership, (iv) 3,500 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Ballard under the Stock Incentive Plan and (v) 100 shares of restricted Common Stock granted to Mr. Ballard on January 2, 2004 under the Stock Incentive Plan.

(15) Includes (i) 46,900 shares of Common Stock owned directly, (ii) 600 shares of Common Stock owned by Mr. Walker's wife and (iii) 500 and 100 shares of restricted Common Stock granted to Mr. Walker in November, 1993 on his entry to the Company's Board and on January 2, 2004, respectively, under the Stock Incentive Plan.

(16) Includes (i) 20,444 shares of Common Stock owned directly, (ii) 4,500 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Poorvu under the Stock Incentive Plan and (iii) 500 and 100 shares of restricted Common Stock granted to Mr. Poorvu in November, 1993 on his entry to the Company's Board and on January 2, 2004, respectively, under the Stock Inventive Plan.

(17) Includes (i) 600 shares of Common Stock owned directly, (ii) 1,000 shares of Common Stock subject to immediately exercisable stock options granted to Mr. Bryenton under the Stock Incentive Plan and (iii) 500 and 100 shares of restricted Common Stock granted to Mr. Bryenton in February, 2001 on his entry to the Company's Board and on January 2, 2004, respectively, under the Stock Incentive Plan.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file.

     Based solely upon the Company's review of copies of such reports furnished to it through the date hereof, or written representations that no other reports were required to be filed, the Company believes that during the fiscal year ended December 31, 2003 all officers, directors and ten percent stockholders complied with the filing requirements applicable to them, except for the following late filings, which occurred principally due to difficulties encountered during the transition to a new computer software program which the Company has implemented to assist its Section 16 reporting persons in complying with the SEC's new 2-business day deadline for the electronic filing of these reports: (i) one Form 3 filed late by Charles H. May II; (ii) one Form 4 filed late for Charles W.A. Willett, Jr. reporting the redemption of shares of the Company's Series A preferred stock; (iii) one Form 4 filed late for each of John
N. Foy, Ronald L. Fullam, Ronald S. Gimple, Ben S. Landress, Charles B. Lebovitz, Michael I. Lebovitz, Stephen D. Lebovitz, Farzana K. Mitchell, Jerry
L. Sink, Eric P. Snyder, Augustus N. Stephas, R. Stephen Tingle and Charles W.A. Willett, Jr., with respect to a single award of restricted stock under the Company's Stock Incentive Plan to each of such persons which occurred on May 5, 2003; and (iv) one Form 4 filed late by CBL's Predecessor, reporting a purchase which occurred in a prior year and inadvertently was not reported at that time, which was reported promptly upon discovery of the delinquency in February 2004. The Company is not aware of any failure to file a required report by any of its
Section 16(a) reporting persons.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the compensation of the Company's Chief Executive Officer and its next four most highly compensated executive officers (these four and Charles B. Lebovitz being herein referred to as the "named executive officers") for the Company's fiscal year ended December 31, 2003, and for the Company's fiscal years ending December 31, 2002, and 2001:

                                       Summary Compensation Table(1)

                                                                    Long Term Compensation
                                        Annual Compensation                 Awards

                                                                  Restricted     Securities         All
                                                                     Stock       Underlying        Other
Name and Principal                                                 Award(s)        Options     Compensation
Position(2)                 Year       Salary($)    Bonus($)         ($)(3)           (#)            ($)
-------------------------  -------   ------------  ---------     -------------   -----------   -------------
Charles B. Lebovitz,        2003          511,383    500,000            69,200       --            13,724(4)
Chairman of the Board and
Chief Executive Officer     2002          496,488      --              375,000         16,000      12,506(4)

                            2001          482,027      --              325,000         16,000       9,466(4)
------------------------------------------------------------------------------------------------------------
John N. Foy,                2003          426,320    450,000            69,200       --            13,724(4)
Vice Chairman of the
Board,  Chief               2002          406,320      --              400,000         16,000      12,298(4)
Financial Officer
and Treasurer               2001          386,320      --              375,000         16,000       9,446(4)
------------------------------------------------------------------------------------------------------------
Stephen D. Lebovitz         2003          400,000    500,000            69,200                     13,724(4)
Director, President and
Secretary                   2002          375,000      --              400,000         16,000      11,506(4)

                            2001          325,000    300,000            75,000         16,000       9,466(4)
------------------------------------------------------------------------------------------------------------
Eric P. Snyder              2003          371,833    250,000(5)         38,925       --             5,702(4)
Senior Vice President
and Director of             2002          351,833    225,000(5)       --                9,000       5,702(4)
Corporate Leasing
                            2001          331,833    200,000(5)       --                9,000       6,878(4)
------------------------------------------------------------------------------------------------------------
Augustus N. Stephas         2003          394,100    175,000            38,925       --             5,702(4)
Senior Vice
President --                2002          374,100    150,000          --                9,000       5,702(4)
Accounting and Controller
                            2001          354,100    125,000          --                9,000       6,878(4)
------------------------------------------------------------------------------------------------------------

(1) All amounts shown represent compensation paid to the named executive officers by the Management Company.

(2) The position shown represents the individual's position with the Company and the Management Company.

(3) Amounts shown are based upon the closing price of the Common Stock on the NYSE as of the date of grant of the restricted stock awards. As of December 31, 2003, an aggregate of 77,869 shares of restricted stock with a value of $4,399,599 had been awarded and were outstanding with respect to the named executive officers. Dividends, to the extent paid on the Company's Common Stock, will be paid on all outstanding shares of restricted stock.

                                       16


(4) For fiscal years 2003, 2002 and 2001, amount shown represents term life insurance premiums paid by the Management Company and matching contributions by the Management Company under the CBL & Associates Management, Inc. 401(k) Profit Sharing Plan and Trust (the "401(k) Plan"). For fiscal year 2003, such amounts for each named executive officer were as follows: Charles B. Lebovitz - $8,724 in insurance premiums, $5,000 in 401(k) matching contributions; John N. Foy - $8,724 in insurance premiums, $5,000 in 401(k) matching contributions; Stephen D. Lebovitz - $8,724 in insurance premiums, $5,000 in 401(k) matching contributions; Eric P. Snyder
     - $702 in insurance premiums, $5,000 in 401(k) matching contributions; and Augustus N. Stephas - $702 in insurance premiums, $5,000 in 401(k) matching contributions.

(5) Represents amount deferred at Mr. Snyder's election pursuant to a non-qualified deferred compensation arrangement between Mr. Snyder and the Company payable in Common Stock. See below "Equity Compensation Plan Information as of December 31, 2003" for a description of this deferred compensation arrangement.

        Aggregated Option Exercises in 2003 and Year-End Option Values
        --------------------------------------------------------------

     The following table provides information regarding the number and value of options held by each of the named executive officers at December 31, 2003.
Except for the exercise of certain options by Mr. Foy in 2003 noted below, no options were exercised by any named executive officer during the Company's 2003 fiscal year.

                                                      Number of Securities Underlying      Value of Unexercised
                                                        Unexercised Options at             In-the-Money Options at
                            Shares                          December 31, 2003              December 31, 2003(1)
                          Acquired on     Value      -------------------------------- --------------------------------
          Name            Exercise(#)  Realized($)    Exercisable     Unexercisable     Exercisable    Unexercisable
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------
Charles B. Lebovitz                                       257,000        32,000          $9,033,756       $844,470
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------
John N. Foy (2)             44,000      1,646,280         133,000        32,000           4,445,851        844,470
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------
Stephen D. Lebovitz                                       201,000        32,000           6,855,599        844,470
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------
Eric P. Snyder                                             99,000        18,000           3,407,153        475,015
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------
Augustus N. Stephas                                        54,000        18,000           1,754,528        475,015
------------------------- ------------ ------------- --------------- ---------------- ---------------- ---------------

(1) Amounts listed are based upon the $56.50 closing price for the Common Stock on the NYSE on December 31, 2003 (last trading day in 2003).

(2)  Mr. Foy exercised options to acquire 44,000 shares on December 23, 2003.

Equity Compensation Plan Information as of December 31, 2003

     The following table sets forth information as to the Company's equity compensation plans as of the end of the Company's 2003 fiscal year:

------------------------------- ---------------------------- ---------------------------- ----------------------------
                                            (a)                          (b)                          (c)
                                                                                             Number of securities
                                                                                            remaining available for
                                Number of securities to be    Weighted-average exercise      future issuance under
                                  issued upon exercise of       price of outstanding       equity compensation plans
                                 the outstanding options,       options, warrants and        (excluding securities
        Plan Category               warrants and rights                rights              reflected in column (a))
------------------------------- ---------------------------- ---------------------------- ----------------------------
Equity Compensation Plans                2,184,198                   $ 25.67 (1)                   1,059,737
approved by security holders

Equity Compensation Plans not              None                          N/A                          N/A
approved by security holders

                                       17

(1) The weighted average calculation does not reflect 94,011 shares reserved for issuance under deferred compensation arrangements. The Company's Stock Incentive Plan permits the Compensation Committee to enter into deferred compensation arrangements designed to provide a deferral of taxable income to participants, which may be funded or unfunded and may provide for future payments to participants in the form of Common Stock or cash. As used by the Compensation Committee, these deferred compensation arrangements typically allow the executive/employee to elect to defer a portion of his/her salary or bonuses into the arrangement on an unfunded and unsecured basis. For deferred compensation arrangements payable in Common Stock, the amount of salary or bonus deferred is then deemed to be converted to shares of the Company's Common Stock based on the closing price of the Common Stock on the date of the deferral. Those deemed shares are then further deemed to increase as dividends are paid on the Common Stock as if such dividends had been utilized via the Company's Dividend Reinvestment Plan to acquired additional shares of Common Stock at the price provided through the Company's Dividend Reinvestment Plan. The arrangements generally provide that on the earlier of (i) date certain specified in each deferred compensation arrangement or (ii) the death, disability or termination of employment of the executive/employee or (iii) the merger, consolidation or sale of the Company, the executive/employee will then be entitled to receive the stated amount of cash or, for deferred compensation arrangements payable in Common Stock, that number of shares of Common Stock deemed set aside on the date of the deferral together with additional shares of Common Stock deemed acquired through the Company's Dividend Reinvestment Plan through the date of the payout.

Non-Competition Arrangements

     Each of Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz has agreed to refrain from competing with the Company until two years from the date of termination of his employment. Prohibited competition includes any participation in the development, improvement or construction of any shopping center project, acquiring any interest in a shopping center project or acquiring vacant land for development as a shopping center project. Charles B. Lebovitz, John N. Foy and Stephen D. Lebovitz are, however, permitted to hold certain investments which they owned prior completion of the Company's initial public offering in November 1993.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee of the Board of Directors consists of Claude M. Ballard, Martin J. Cleary, William J. Poorvu and Winston W. Walker, with Mr. Ballard serving as Chairman. None of the members of the Compensation Committee are or have been officers or employees of the Company and each member of the Compensation Committee is an Independent Director.

     No executive officer of the Company served on any board of directors or compensation committee of any entity (other than the Company or its subsidiaries) with which any member of the Compensation Committee is affiliated.

Report of the Compensation Committee of the Board of Directors

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

     General. The Company is a self-managed, self-administered, fully-integrated real estate company which is engaged in the ownership, marketing, management, leasing, expansion, development, redevelopment, acquisition and financing of regional malls and community and neighborhood centers.

     The Compensation Committee determines all matters related to the compensation of all officers of the Company of the level of vice president or higher and administers the Stock Incentive Plan. The Compensation Committee operates under a written charter adopted by the Board of Directors on February 3, 2004. A copy of the charter is available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com.

     Philosophy. It is the philosophy of the Company to ensure that executive compensation be directly linked to financial objectives that the Company believes are primary determinates of stockholder value over time. The Compensation Committee's objectives in administering the Company's executive compensation plan are to ensure that pay levels and incentive compensation are
(i) competitive in attracting and retaining the best personnel, (ii) properly linked to the Company's performance, and (iii) simple in design. To fulfill these objectives, the compensation plan for executives includes base salary, performance based discretionary bonuses and periodic grants of stock awards and stock options pursuant to the Stock Incentive Plan. Non-executive employees of the Company are also eligible to participate in the Stock Incentive Plan.

     The Company believes that the ability to use the Stock Incentive Plan to attract and retain key personnel has substantial value and will be essential to the growth of the Company. The stock option and stock award elements of compensation are designed to encourage and create ownership and retention of the Company's stock by key employees in order to align their long-range interests with those of stockholders and to allow the opportunity for key employees to build, through the achievement of corporate goals, a meaningful ownership stake in the Company.

     Financial Criteria. The Compensation Committee, based on recommendations made by the Company, implemented an executive compensation program in 1994 pursuant to which officers of the level of vice president and higher received during fiscal year 2003, in addition to a base salary, incentive compensation consisting of cash and stock awards for the achievement of target levels of performance determined by the Compensation Committee. The amount of this additional compensation was determined for each executive officer based upon his or her contribution to the overall success of the Company. Utilizing the program's basic theory for incentive compensation, cash and stock awards were granted during fiscal year 2003 to other employees of the Company as performance-based incentive compensation.

     Compensation of the Chief Executive Officer. During fiscal year 2003, Charles B. Lebovitz was paid (i) a base salary of $511,383 which sum included 3,145 shares of Common Stock paid to Mr. Lebovitz as part of his salary and (ii) a cash bonus of $500,000. Mr. Lebovitz receives annual reviews for salary increases and discretionary bonuses. Additionally, Mr. Lebovitz participates in the Company's incentive plans, including the Stock Incentive Plan. During fiscal year 2003 and pursuant to the Stock Incentive Plan, Mr. Lebovitz received restricted stock awards of an aggregate of 1,600 shares of Common Stock with a value of $69,200 on grant. The awards were determined upon the same criteria as applied to the other executive officers of the Company.

     Policy Regarding Qualifying Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") imposes a $1,000,000 ceiling on tax-deductible remuneration paid to any of the five most highly compensated executive officers of a publicly-held corporation. The limitation does not apply to remuneration that qualifies as performance-based compensation in Section 162(m) of the Code. Options granted under the Stock Incentive Plan qualify as "performance-based compensation" exempt from the deductibility limitations of
Section 162(m) of the Code. All other compensation to the named executive officers is below the $1,000,000 per-executive ceiling and was fully deductible by the Company.

                             COMPENSATION COMMITTEE
                          Claude M. Ballard (Chairman)
                                Martin J. Cleary
                                William J. Poorvu
                                Winston W. Walker

Report of the Audit Committee of the Board Of Directors

     The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information or report be deemed incorporated by reference into any future filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

     The Audit Committee of the Board of Directors of the Company is composed of four Independent Directors (Winston W. Walker, Chairman, Claude M. Ballard, Gary
L. Bryenton and William J. Poorvu) and operates under an amended and restated written charter adopted by the Board of Directors on February 3, 2004. A copy of the amended and restated charter is attached as Annex 1 to this proxy statement and is also available and can be accessed in the "Investor Relations - Corporate Governance" section of the Company's website at www.cblproperties.com. Each of the members of the Audit Committee is "independent" as defined in Sections 303A.02 and 303A.07(b) of the listing standards of the NYSE as currently applicable.

     Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee has met and held discussions with Management and the Company's independent accountants. Management reported to the Audit Committee that the Company's consolidated financial statements for the
Company's 2003 fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed these consolidated financial statements with Management and the Company's independent accountants. The Audit Committee discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee), as amended.

     The Company's independent accountants also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed with the independent accountants their firm's independence. The Audit Committee considered whether the provision of services by the independent accountants (other than audit services) is compatible with maintaining the independent accountants' independence.

     Pursuant to the mandates of the Sarbanes-Oxley Act of 2002, the Company's Board of Directors has determined that Winston W. Walker, an Independent Director and Chairman of the Audit Committee, qualifies as an "audit committee financial expert" as such term is defined by the SEC.

     Based on the Audit Committee's review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission and provide in such Annual Report on Form 10-K the disclosure of Winston W. Walker as an "audit committee financial expert".

                                 AUDIT COMMITTEE
                          Winston W. Walker (Chairman)
                                Claude M. Ballard
                                Gary L. Bryenton
                                William J. Poorvu

Performance Graph

     The graph set forth below compares the percentage change in the cumulative stockholder return on the Common Stock with the cumulative total return of the Standard & Poor's 500 Total Return Index ("S&P 500"), the Russell 2000 index of small companies ("Russell 2000") and NAREIT All Equity REIT Total Return Index for the period commencing December 31, 1998, through December 31, 2003. The following graph assumes that the value of the investment in the Company and the indices was $100 at the beginning of the period and that dividends were reinvested. The stock price performance presented below is not necessarily indicative of future results:

                                [OBJECT OMITTED]

                                                                     Period Ending
                                             -----------------------------------------------------------------
Index                                        12/31/98   12/31/99    12/31/00   12/31/01   12/31/02   12/31/03
------------------------------------------   ---------  --------    --------   --------   --------   ---------
CBL & Associates Properties, Inc.              100.00      86.94      116.15     155.75     210.27     314.07
Russell 2000                                   100.00     121.26      117.59     120.52      95.83     141.11
NAREIT All Equity REIT Index                   100.00      95.38      120.53     137.32     142.57     195.51

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Management Company and Management Agreement

     The Company is party to a management agreement with the Management Company pursuant to which the Management Company renders management and administrative services with respect to the Company's properties. From the Management Company's inception in 1993 through March 11, 2004, the Company, through the Operating Partnership, owned 100% of the preferred stock and a portion (initially, 5% then increased to 6.23%) of the common stock of the Management Company, and Charles
B. Lebovitz, his family and certain of the Associates owned the balance (initially, 95% then decreased to 93.77%) of the common stock of the Management Company. The Management Company was initially structured to comply with certain technical requirements of the Code applicable to real estate investment trusts and through the ownership of 100% of the preferred stock of the Management Company, the Company enjoyed substantially all of the economic benefits of the Management Company's business. By virtue of certain revisions to the Code eliminating the necessity of the initial structure of the Management Company, the Company, on March 11, 2004, through the Operating Partnership, acquired the 93.77% of the common stock of the Management Company from Charles Lebovitz, his family and certain of the Associates, thereby securing for the Company 100% of the ownership of all classes of stock of the Management Company. The purchase price paid to Charles Lebovitz, his family and certain of the Associates for the 93.77% of the common stock of the Management Company was $75,250, representing the amount of their initial capital contributed to the Management Company on its formation in 1993. The Management Company also provides management services for certain properties owned by CBL's Predecessor and certain other third parties for which the Management Company is paid a management fee. See "Retained Property Interests."

Operating Partnership Agreement; CBL Rights

     The Company, through subsidiaries, serves as the sole general partner of the Operating Partnership and owns, as of March 12, 2004, 30,654,697 common partnership units, representing a 1.68% interest as the sole general partner and a 53.25% interest as a limited partner for an aggregate 54.93% interest in the Operating Partnership. CBL's Predecessor owns 7,335,189 common partnership units, representing a 13.15% limited partner interest in the Operating Partnership. Certain executive and senior officers also own common partnership units.

     Pursuant to the Operating Partnership Agreement, the limited partners were granted CBL Rights, consisting of the rights to exchange all or a portion of their common partnership units in the Operating Partnership for shares of Common Stock or their cash equivalent, at the Company's election. The CBL Rights may be exercised at any time and from time to time to the extent that, upon exercise of the CBL Rights, the exercising party shall not beneficially or constructively own shares of Common Stock in excess of the applicable share ownership limits set forth in the Company's Certificate of Incorporation. The Company, however, may not pay in shares of Common Stock to the extent that this would result in a limited partner beneficially or constructively owning in the aggregate more than its applicable Ownership Limit or otherwise jeopardize, in the opinion of counsel to the Company, the Company's qualification as a real estate investment trust for tax purposes.

     The number of shares of Common Stock received by the limited partners of the Operating Partnership upon exercise of CBL Rights will be based upon the equivalent number of partnership units owned by the limited partners on a one-for-one basis and the amount of cash received by the limited partners upon such exercise, if the Company elects to pay cash, will be based upon the trading price of the shares of Common Stock at the time of exercise.

     CBL Rights will expire in November 2043 if not exercised prior to that date.

Retained Property Interests

     CBL's Predecessor owns interests in outparcels at certain of the Company's malls and a minority interest in one mall, the majority interest of which is owned by a third party. Certain members of Charles B. Lebovitz's family and his father's estate continue to own four community and neighborhood centers and one tract of vacant land. The properties retained by CBL's Predecessor and the properties owned by the Lebovitz family are managed and leased by the Management Company which receives a fee for its services. During fiscal year 2003, CBL's Predecessor and the Lebovitz family paid the Management Company approximately $26,000 under such arrangement.

     In May 2003, the Company, through action by its Independent Directors in connection with the sale of an outparcel at Valley Crossing in Hickory, North Carolina, reimbursed CBL's Predecessor in the amount of $183,074 for that portion of certain lease payments and costs previously paid by CBL's Predecessor with respect to the outparcel which had inured to the benefit of the Company.

     In September 2003, the Company formed Galileo America LLC ("Galileo America"), a joint venture with Galileo America REIT, the U.S. affiliate of Australia-based Galileo America Shopping Trust, to invest in power and community centers throughout the United States. Through action by its Independent Directors in conjunction with the Galileo America transaction, the Company purchased from CBL's Predecessor two outparcels located in Myrtle Beach, South Carolina and Tampa, Florida, in order for these outparcels to be included in the Company's sale of its interests in certain properties to Galileo America. The total purchase price of $394,639 for these outparcels was determined in accordance with the negotiated price at which the Company's interests were being sold to Galileo America.

Affiliated Entities

     Certain executive officers of the Company collectively have a significant but non-controlling interest in a major national construction company that built substantially all of the properties developed by the Company and is currently building the Company's projects under construction, including renovations and expansions. Charles B. Lebovitz is also a director of the construction company. The majority interest in the construction company is held by the members of its senior management, none of whom are affiliated with CBL's Predecessor or the Company. As of December 31, 2003, the Company had 22 active contracts (including contracts in respect of each of the construction properties) with such construction company having aggregate value of approximately $221.7 million ($181.8 of which is the Company's obligation and the balance of which is the obligation of third party partners). During fiscal year 2003, the Company and its third party partners paid an aggregate of approximately $163.6 million to this construction company ($139.5 of which was paid by the Company and the balance of which was paid by third party partners). The Company's Audit Committee reviews the relationship between the Company and the referenced construction company pursuant to procedures established in November 1994. These procedures include an ongoing review by the Company's independent accountant of a cross section of the Company's contracts with the referenced construction company for, among other things, the provisions for allocation of cost savings between owner and contractor.

     The construction company and CBL's Predecessor own all of the interests of a partnership that owns two aircraft and a fractional interest in another aircraft used by the personnel of the Company and the construction company. Each partner contributes equally to fixed costs and shares variable costs through an hourly charge based on usage. The Company reimburses the partnership for costs on an hourly basis associated with use of the aircraft relating to the business of the Company. During fiscal year 2003, the Company paid approximately $2 million as reimbursement for operating expenses pursuant to such arrangement.

     The Bylaws provide that any contract or transaction between the Company or the Operating Partnership and one or more directors or officers of the Company or between the Company or the Operating Partnership and any other entity in which one or more of its directors or officers are directors or officers, or have a financial interest, must be approved by disinterested directors or stockholders after the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to them.

Certain Leases

     Certain officers and certain Company employees are partners in partnerships that lease 40 spaces representing approximately 143,000 square feet in 26 of the Company's malls as tenants. Such spaces are operated as food service and entertainment establishments. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

     Shumacker Witt Gaither & Whitaker, P.C., local counsel to the Company and CBL's Predecessor, leases 5,418 square feet of office space at the Company's office building. Palmer & Cay of GA, Inc., the Company's insurance consultant, leases 1,695 square feet of office space at the Company's office building. The construction company also leases 20,637 square feet of office space at the Company's office building. Management believes that, at the time these leases were entered into, they provided for rental payments at market rates and terms.

Other

     Charles B. Lebovitz, certain members of his family, certain of the Associates, a partnership consisting of certain of the Associates, and Eric P. Snyder have personally guaranteed an aggregate of $12.99 million of the debt of the Operating Partnership. Such guarantee is payable only if, and to the extent that, proceeds from a foreclosure sale of all assets of the Operating Partnership are not in excess of the guarantee.

     Charles B. Lebovitz is currently an advisory director of First Tennessee Bank, N.A., Chattanooga, Tennessee ("First Tennessee"). The Company is currently maintaining an $80 million line of credit from First Tennessee that matures in 2006. Including outstanding letters of credit, there was approximately $46.3 million outstanding on this line of credit as of December 31, 2003. First Tennessee also provides certain cash management services to the Company. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with First Tennessee on competitive terms.

     John N. Foy is currently an advisory director of AmSouth Bank of Tennessee ("AmSouth"). The Company is currently maintaining a $10 million line of credit from AmSouth that matures in 2005. There was approximately $8.5 million of letters of credit drawn on this line of credit as of December 31, 2003. In addition, AmSouth is a 28.1% participant in the First Tennessee line of credit referred to in the immediately preceding paragraph and provides certain cash management services to the Company and also serves as the administrator of the Management Company's 401(k) Plan. In the future, the Company or the Operating Partnership may, in the ordinary course of business, engage in other transactions with AmSouth on competitive terms.


                        RATIFICATION OF THE SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Deloitte & Touche LLP ("Deloitte & Touche") has served as the auditors for the Company since May 7, 2002, and the Audit Committee has recommended, subject to ratification by the stockholders, that Deloitte & Touche serve as the Company's independent public accountants for the fiscal year ended December 31, 2004.

     On May 7, 2002, the Company's Board of Directors dismissed its independent auditors, Arthur Andersen LLP ("Andersen"), in view of developments relating to Andersen, and engaged Deloitte & Touche to serve as the Company's independent public accountants and to audit the Company's financial statements for the fiscal years ending December 31, 2002, and 2003. Additionally, the Company engaged Deloitte & Touche to re-audit the Company's financial statements for the fiscal years ending December 31, 2000, and 2001.

     Andersen's reports on the Company's consolidated financial statements for fiscal years ended December 31, 2000, and December 31, 2001, and Deloitte &

Touche's reports in connection with the re-audit of those same financial statements did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The Deloitte & Touche re-audit did not result in any change to the Company's previously published consolidated financial statements other than normal reclassifications and reclassifications required by new accounting standards.

     During the two fiscal years ended December 31, 2001, and December 31, 2000, and the subsequent interim period through May 7, 2002, there were (i) no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on the Company's consolidated financial statements for such years, and (ii) no reportable events, as listed in
Item 304(a)(1)(v) of SEC Regulation S-K promulgated under the Exchange Act.

     The Company previously provided Andersen and Deloitte & Touche with a copy of the foregoing disclosures, and a letter from Andersen confirming its agreement with these disclosures was filed with the Securities and Exchange Commission on May 13, 2002.

     During the two fiscal years ended December 31, 2001, and December 31, 2000, the Company did not consult Deloitte & Touche with respect to any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Independent Public Accountant's Fees and Services

     The Company was billed for professional services provided during fiscal years 2002 and 2003 by Andersen and Deloitte & Touche in the amounts set out in the following table.

                                                                    Fee Amount            Fee Amount
                                                                       2002                  2003
                                                               --------------------- ----------------------
Services Provided
---------------------------
Audit Fees (1)                                                         $587,500(2)            $310,000
Audit-Related Fees (3)                                                  182,000                238,000
Tax Fees (4)                                                            374,460                774,199
All Other Fees (5)                                                           --                 65,581
                                                               --------------------- ----------------------
      Total                                                          $1,143,960             $1,387,780
                                                               ===================== ======================

(1) Consists of fees billed for professional services in connection with the audit of the Company's annual financial statements for the fiscal years ended December 31, 2002, and December 31, 2003, reviews of the financial statements included in the Company's quarterly reports on Form 10-Q during the 2002 and 2003 fiscal years, comfort letters and other services normally provided by the independent auditor in connection with statutory and regulatory filings or engagements.

(2) Additionally, the fee amount for 2002 includes $325,000 in audit fees to Deloitte & Touche in connection with the re-audit of the Company's consolidated financial statements for 2000 and 2001. Audit fees billed by Andersen for review of the consolidated financial statements included in the Company's quarterly report on Form 10-Q for the first quarter of the Company's 2002 fiscal year totaled $62,500.

(3) Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements and are not reported under "Audit Fees". These services include audits of the Company's subsidiaries pursuant to requirements of certain loan agreements, joint venture agreements and ground lease agreements.

(4) Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax audit defense; tax services related to mergers and acquisitions, and tax planning services.

(5) Consists of fees for products and services other than the services reported above. In fiscal 2003, these services included (i) permitted software license and implementation fees related to tax compliance software and (ii) an agreed-upon procedures engagement.

     The Audit Committee of the Board of Directors has considered the services rendered by Deloitte & Touche for services other than the audit of the Company's financial statements and has determined that the provision of these services is compatible with maintaining the independence of Deloitte & Touche.

     The Audit Committee has adopted a policy that it is required to approve all services (audit and/or non-audit) to be performed by the independent auditor to assure that the provision of such services does not impair such auditor's independence. All services, engagement terms, conditions and fees, as well as changes in such terms, conditions and fees must be approved by the Audit Committee in advance. The Audit Committee will annually review and approve services that may be provided by the independent auditor during the next year and will revise the list of approved services from time to time based on subsequent determinations. The Audit Committee believes that the independent auditor can provide tax services to the Company such as tax compliance, tax planning and tax advice without impairing such auditor's independence. The authority to approve services may be delegated by the Audit Committee to one or more of its members, but may not be delegated to management. If authority to approve services has been delegated to an Audit Committee member, any such approval of services must be reported to the Audit Committee at its next scheduled meeting.

     The Board of Directors, in concurrence with the Audit Committee, proposes and recommends that the stockholders ratify the selection of Deloitte & Touche to serve as the independent public accountants for the Company's fiscal year ending December 31, 2004. Unless otherwise directed by the stockholders, proxies will be voted for approval of the selection of Deloitte & Touche to serve as the Corporation's independent public accountants for the 2004 fiscal year. A representative of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions.

Votes Necessary to Approve the Proposal

     The ratification of the selection of Deloitte & Touche as the Corporation's independent public accountants for the 2004 fiscal year must be approved by a majority of the shares of Common Stock present or represented at the Annual Meeting.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                      THE RATIFICATION OF THE SELECTION OF
                     DELOITTE & TOUCHE LLP AS THE COMPANY'S
                     INDEPENDENT PUBLIC ACCOUNTANTS FOR 2004



DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     In accordance with the rules established by the SEC, stockholder proposals to be included in the Company's proxy statement with respect to the 2005 Annual Meeting of Stockholders must be received by the Company at its executive offices located at 2030 Hamilton Place Blvd., Suite 500, CBL Center, Chattanooga, Tennessee 37421-6000 no later than December 6, 2004.

     In addition, the Company's Bylaws provide that any stockholder of record desiring to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in the Bylaws, to the Company at its principal executive offices not less than 60 days nor more than 90 days prior to the anniversary date of the prior year's annual meeting (the "Anniversary Date"); provided, however, that stockholders will have additional time to deliver the required notice in the event the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the Anniversary Date.

                        OTHER BUSINESS OF THE MEETING


     Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which the management is not now aware may come before the meeting or any adjournment, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

                               By Order of the Board of Directors

                               /s/ Stephen D. Lebovitz

                               STEPHEN D. LEBOVITZ
                               Secretary

Chattanooga, Tennessee
April 5, 2004


COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003, MAY BE OBTAINED WITHOUT CHARGE BY ANY STOCKHOLDER TO WHOM THIS PROXY STATEMENT IS SENT UPON WRITTEN REQUEST TO INVESTOR RELATIONS, CBL & ASSOCIATES PROPERTIES, INC., 2030 HAMILTON PLACE BLVD., SUITE 500, CBL CENTER, CHATTANOOGA, TENNESSEE 37421-6000.

                              AMENDED AND RESTATED

                                   CHARTER OF

                               THE AUDIT COMMITTEE

                                       OF

                        CBL & ASSOCIATES PROPERTIES, INC.

     The Board of Directors (the "Board") of CBL & Associates Properties, Inc. (the "Company") adopted a Charter for the Audit Committee of the Board of Directors by resolution dated June 9, 2000. In part as a result of the passage by the United States Congress of the Sarbanes-Oxley Act of 2002 (the "Act") and the rules and regulations of the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange (the "NYSE") and by resolution dated February 3, 2004, the Board of Directors determined to amend and restate the Charter and adopted the following as the Amended and Restated Charter for the Audit Committee of the Company.


I.   SCOPE, PURPOSE AND STATEMENT OF POLICY
     --------------------------------------
     There shall be a Committee of the Board known as the "Audit Committee". The Audit Committee shall fulfill its responsibilities and shall provide direction and assistance to the Board in fulfilling the Board's responsibilities relating to oversight of (i) the Company's accounting and internal control procedures;
(ii) the Company's financial reporting and disclosure practices; and (iii) the quality and integrity of the Company's financial reports; (iv) the qualifications and independence of the Company's "registered public accounting firm" (as defined by the Act, herein the "Independent Accountant"); (v) the performance of the Company's internal audit function; (vi) the performance of the Independent Accountant; and thereby assist the Company's compliance with applicable legal and regulatory requirements. The Audit Committee shall endeavor to maintain free and open communication between the Board, the Independent Accountant and the Company's "registered public accounting firm" (as defined by the Act, herein the "Independent Accountant") and the Company's accounting and financial personnel. The Audit Committee shall have a clear understanding with the Company's Independent Accountant that the Company's Independent Accountant is ultimately accountable to the Audit Committee and that the Independent Accountant shall report directly to the Audit Committee.


II.  STRUCTURE AND FUNDING
     ---------------------
     The Audit Committee shall be comprised of not less than three (3) members of the Board as determined by the Board. Each director appointed to the Audit Committee shall be independent, as defined by the Act and as may be further interpreted by rules promulgated by the SEC and/or rules promulgated by the NYSE or any national securities exchange upon which the Company's shares are listed for trading (herein collectively referred to as the "Exchange Rules"), with detailed criteria for such independence to be set forth in Independence Standards for the Board, as such standards may be amended from time to time. Additionally, each member of the Audit Committee must meet "financial literacy" requirements of applicable Exchange Rules and at least one member of the Audit Committee must have "accounting or related financial management expertise", all as determined in the judgment of the Board. The Audit Committee shall be appointed by the Board on an annual basis and each member of the Audit Committee shall serve until his/her successor shall have been duly elected and qualified.

The Company shall provide adequate funding for the operations of the Audit Committee, for the payment of fees of the Independent Accountant and payment of fees of any independent professional advisors or counsel retained by the Audit Committee to the extent required by the Act and by the SEC and/or applicable Exchange Rulesthe NYSE.


III. RESPONSIBILITIES
     ----------------
     The Audit Committee's policies and procedures should remain flexible in order to best react to changing conditions. The Audit Committee shall:

A. (i) Appoint the Company's Independent Accountant (or determine the candidate for the Company's Independent Accountant to be submitted to a vote of the Company's shareholders); (ii) oversee the services performed for the Company by the Company's Independent Accountant relating to the audit and review of the Company's financial statements and required attestation services of the Independent Accountant; (iii) establish the compensation to be paid to the Company's Independent Accountant for such services; (iv) be responsible for reviewing with the Company's Independent Accountant any problems or difficulties with the annual audit or quarterly review of the Company's books and records and management's response thereto; and (v) be responsible for resolving any disagreements between the Company's management and the Company's Independent Accountant regarding the Company's financial reporting;

B. (i) Require and review, on at least an annual basis or more often if the circumstances so require, a written statement from the Company's Independent Accountant regarding the relationships and services which may impact the independence of the Company's Independent Accountant (including a description of all relationships between the Independent Accountant and the Company), and review and discuss such relationships and services with the Company's Independent Accountant; and (ii) as part of such written statement or as a separate report, obtain and review a report from the Company's Independent Accountant describing such firm's internal quality-control procedures, any issues raised by the most recent internal-quality- control review or peer review of such firm or by any inquiry or investigation by governmental or professional authorities within the previous five (5) years with respect to one or more independent audits performed by such firm and any steps to deal with such issues;

C. Review and determine in advance whether to approve all non-audit services permitted by the Act to be performed by the Independent Accountant for the Company and, if approved, direct the Company's management to provide appropriate disclosures of such non-audit services as required by the Act. The Audit Committee may, to the extent permitted by the Act and rules of the SEC and/or any applicable Exchange Rules NYSE, designate one or more members of the Audit Committee to review and determine whether to approve non-audit services to be performed by the Company's Independent Accountant and such member or members so designated shall present to the Audit Committee a report on any such approvals of non-audit services at each scheduled meeting of the Audit Committee;

D. Meet with the Company's Independent Accountant and the Company's financial and accounting personnel to review and discuss the matters required to be discussed with the Company's Independent Accountant under Statement on Auditing Standards (SAS) No. 61 as may be amended or modified;

E. Review and discuss with the Company's management and the Company's Independent Accountant the Company's audited financial statements to be included in the Company's Annual Report on Form 10-K and the Company's unaudited quarterly financial statements to be included in each of the Company's quarterly reports on Form 10-Q (including the Company's disclosures under "Management Discussion and Analysis of Financial Condition and Results of Operation" with respect to financial statements for each such period) and determine, on an annual basis, whether to recommend to the Board the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K; and

F. Provide a written report of the Audit Committee for inclusion in the Company's annual proxy statement issued in conjunction with the Company's annual shareholders' meeting containing the items required by applicable rules of the SEC and any applicable Exchange Rules NYSE.


IV.  ADDITIONAL FUNCTIONS
     --------------------
     In addition to the responsibilities set forth above, the Audit Committee shall:

A. Review, evaluate and, where appropriate, replace the Company's Independent Accountant;

B. Review any matter brought to the attention of the Audit Committee within the scope of its duties and purpose and, if deemed advisable by the Audit Committee, investigate such matters and, if necessary, retain independent professional advice or independent counsel on any matter;

C. Meet at least four (4) times per fiscal year of the Company, or more often if the circumstances so require, and such meetings may be held in person or via telephonic link or other appropriate electronic medium as determined by the Audit Committee;

D. Meet with the Company's Independent Accountant and the Company's financial and accounting personnel to review and discuss (i) the scope of the Company's annual audit to be performed by the Independent Accountant and audit procedures to be utilized in such annual audit; (ii) the Company's internal audit function; and (iii) the scope and adequacy of the Company's accounting and financial controls;

E. As part of its efforts to maintain free and open communications, meet separately, on a periodic basis as determined by the Audit Committee, with each of (i) the Company's Independent Accountant; (ii) personnel responsible for performing the Company's internal audit function; and (iii) the Company's management;

F. Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

G. Receive and review a report on internal controls from the Company's management (including, if required by the Act, the SEC and/or any applicable Exchange Rulesthe NYSE, any attestations thereof) prior to the Company's filing of quarterly reports on Form 10-Q and annual reports on Form 10-K;

H. Discuss the Company's policies with respect to risk assessment and risk management, including discussing the Company's major financial risk exposures and steps management has taken to monitor and control such exposures;

I. Generally discuss the Company's earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies covering the Company;

J. Report, on a regular basis following each Audit Committee meeting or action, to the Board;

K. Establish and communicate to the Board and management clear hiring policies for hiring employees or former employees of the Company's Independent Accountant; and

L. Do such other things as may be required of audit committees of publicly-traded companies by the laws of the United States of America, the SEC, the Act, the NYSE and/or any national securities exchange upon which the Company's shares are listed for trading.

V.   ANNUAL PERFORMANCE EVALUATION
     -----------------------------
     On an annual basis, the Audit Committee shall conduct a performance evaluation of its activities and shall review its Charter and recommend to the Board any revisions, amendments or modifications thereto that the Audit Committee deems necessary or appropriate.

VI.  DISCLOSURE OF CHARTER
     ---------------------
     This Charter will be made available for public inspection on the Company's website at www.cblproperties.com to the extent required to be made so available pursuant to the rules of the NYSE and/or the SEC and/or any applicable Exchange Rules and/or applicable rules, regulations or statutes of any other state or governmental authority.